EXHIBIT 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratios)
Unaudited

	Three months ended March 31,

	2009		2008 as adjusted(3)

Income before income taxes	$59,628	(1)	$43,733	(1)
Add fixed charges:
Interest expense, excluding amortization of disount on convertible notes (Note 5)	29,468		35,020
Amortization of discount on convertible notes (Note 5)	6,797		6,300
Amortization of debt expense	1,824		1,802
Interest portion of rent expense	6,806		6,465

Adjusted income	$104,523		$93,320

Fixed charges:
Interest expense, excluding amortization of discount on convertible notes (Note 5)	$29,468		$35,020
Amortization of discount on convertible notes (Note 5)	6,797		6,300
Amortization of debt expense	1,824		1,802
Interest portion of rent expense	6,806		6,465

Fixed charges	$44,895		$49,587

Ratio of earnings to fixed charges (2)	2.3	x	1.9	x

(1) Income before income taxes includes the following certain special items and accounting change impacts (pretax) including the following (as further discussed in the “MD&A” at Part I, Item 2 of this Filing):

	Three months ended March 31,

	2009	2008

Restructuring and other related charges (a)	$6,917	$6,448
Litigation and other related professional fees (b)	41,665	21,642
Heartland matters (b)	1,993	1,893

(a) See the “Restructuring and Other Related Charges” note of the Notes to the Consolidated Financial Statements.

(b) See the “Commitments and Contingencies” note of the Notes to the Consolidated Financial Statements.

(2) The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

(3) Effective January 1, 2009, Omnicare adopted the provisions of FSP APB 14-1. Financial statements for 2008 and prior periods have been restated for this change in accounting.